February 27, 1996



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

Re:  Rule 24f-2 Notice for Connecticut Mutual Financial
     Services Series Fund I, Inc.
     Income Portfolio
     Total Return Portfolio
     Government Securities Portfolio
     Money Market Portfolio
     Growth Portfolio
     International Equity Portfolio
     LifeSpan Capital Appreciation Account
     LifeSpan Balanced Account
     LifeSpan Diversified Income Account
     File No. 2-73969

Dear Commissioners:

As Counsel for Connecticut Mutual Financial Services Series Fund I, Inc.,
(the "Fund") and its Income Portfolio, Total Return Portfolio, Government Securities Portfolio, Money Market Portfolio, Growth Portfolio, International Equity Portfolio, LifeSpan Capital Appreciation Portfolio, LifeSpan Balanced Portfolio and LifeSpan Diversified Income Portfolio (the "Portfolios"), I have examined the "Rule 24f-2 (the "Notice") for the Portfolios in the form proposed to be filed with the Securities Exchange Commission. By such Notice, the Portfolios will make definite the registration of shares of its class of common stock known as the Portfolios.

It is my opinion that the shares of common stock, the registration which this Notice makes definite in number, were legally issued, fully paid, and non-assessable. I have made such examination of law and have examined such records and documents as I have deemed appropriate in giving this opinion.

I hereby consent to the filing of this opinion as an exhibit to the above-mentioned Notice.

Very truly yours,


/S/ MICHAEL A. CHONG

Michael A. Chong